Exhibit 107.1

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

CareMax, Inc.

(Exact Name of registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share (“Common Stock”), to be issued under the CareMax, Inc. 2021 Long-Term Incentive Plan	Rules 457(c) and (h)	4,453,303(3)	$2.49	$11,088,724.47	0.00011020	$1,221.98
Total Offering Amounts					$11,088,724.47
Total Fee Offsets (4)							$0.00
Net Fee Due							$1,221.98

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock of CareMax, Inc. (the “Registrant”) which become issuable under the CareMax, Inc. 2021 Long-Term Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock. In addition, if any awards under the Plan are forfeited, expire or otherwise terminate without issuance of the underlying shares of Common Stock, or any award is settled for cash, or otherwise does not result in the issuance of all or a portion of the shares of Common Stock underlying such award, the shares of Common Stock underlying those awards, shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for delivery with respect to awards under the Plan; provided, however, that shares of Common Stock tendered or withheld to pay the exercise price for any award or to pay taxes relating to any award, or that are not issued upon settlement of an award due to a net settlement, shall not again be available for delivery with respect to awards under the Plan.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act on the basis of the average of the high and low price of a share of Common Stock as reported by The Nasdaq Stock Market LLC on May 15, 2023.

(3)

Consists of 4,453,303 shares of Common Stock that were automatically added to the shares authorized for issuance under the Plan pursuant to an annual “evergreen” increase provision contained in the Plan.

(4)	The Registrant does not have any fee offsets.